Consent of Independent Registered Public Accounting Firm

The Board of Trustees and Shareholders

Prudential Global Real Estate Fund:

We consent to the use of our report incorporated by reference herein and to the references to our firm under the headings “Financial Highlights” in the prospectus and “Other Service Providers” and “Financial Statements” in the statement of additional information.

KPMG LLP

New York, New York

May 26, 2010